Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS FIRST QUARTER 2016 RESULTS

—Reports Earnings of 47 Cents per Diluted Share—

SANTA ANA, Calif., April 21, 2016 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the first quarter ended March 31, 2016.

Current Quarter Highlights

•	Total revenue of $1.2 billion, up 8 percent compared with last year

-	Agent premiums in the title segment were up 18 percent

-	Direct premiums and escrow fees in the title segment were down 2 percent

•	Title Insurance and Services segment pretax margin of 8.0 percent

•	Title Insurance and Services segment loss provision rate of 5.5 percent

•	Commercial revenue of $142.9 million, down 4 percent compared with last year

•	Specialty Insurance segment total revenue up 9 percent, with a pretax margin of 11.9 percent

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended March 31
	2016	2015
Total revenue	$1,201.7	$1,111.1
Income before taxes	75.6	58.9

Net income	$52.5	$37.6
Net income per diluted share	0.47	0.34

Total revenue for the first quarter of 2016 was $1.2 billion, an increase of 8 percent relative to the first quarter of 2015. Net income in the current quarter was $52.5 million, or 47 cents per diluted share, compared with net income of $37.6 million, or 34 cents per diluted share, in the first quarter of 2015. The current quarter results include net realized investment gains of $5.1 million, or 3 cents per diluted share, compared with losses of $1.0 million, or 1 cent per diluted share, in the first quarter of last year. This quarter’s effective tax rate of 30.3 percent benefited from $3.8 million in nonrecurring items, or 3 cents per diluted share.

“Our first-quarter financial results marked a good start to the year, with a strong pretax title margin of 8.0 percent and net income growth of 40 percent,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “Our commercial business remains strong. While a decrease in large deals relative to the first quarter of last year led to a 4 percent decline in revenues, we continue to expect that 2016 will be a good year for our commercial group.

“Largely driven by higher fees per file, our direct purchase revenue grew by a healthy 9 percent. I’m optimistic that we will continue to see improvement in the housing market as we enter the spring selling season.”

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First American Financial Reports First Quarter 2016 Results

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended March 31
	2016	2015
Total revenue	$1,098.5	$1,019.8

Income before taxes	$87.7	$69.5
Pretax margin	8.0%	6.8%

Direct open orders	302,900	337,000
Direct closed orders	193,100	207,600

U.S. Commercial
Total revenue	$142.9	$148.4
Open orders	31,800	32,500
Closed orders Average revenue per order	$18,900 7,600	$18,300 8,100

Total revenue for the Title Insurance and Services segment was $1.1 billion, an 8 percent increase from the same quarter of 2015. Direct premiums and escrow fees were down 2 percent from the first quarter of 2015, driven by a 7 percent decline in the number of direct title orders closed in the quarter, partially offset by a 6 percent increase in the average revenue per direct title order to $1,943. The increase in revenue per direct title order closed was primarily attributable to a shift in the mix from lower-premium refinance transactions to higher-premium commercial transactions and, to a lesser extent, an increase in the average direct revenue per order for purchase transactions. Agent premiums were up 18 percent in the current quarter compared with last year. The growth in agent premiums was, in part, driven by the recent addition of key commercial and national agents.

Information and other revenue was $154.3 million this quarter, down 1 percent compared with the same quarter of last year. The decline was driven by lower demand for the company’s default information products as a result of the decline in loss mitigation activity during the quarter.

Investment income was $24.9 million in the first quarter, up $3.2 million, or 14 percent, from the first quarter of 2015. The increase was primarily due to higher interest income driven by growth in the size of the investment portfolio. Net realized investment gains totaled $3.0 million in the current quarter, compared with losses of $2.6 million in the first quarter of 2015.

Personnel costs were $355.1 million in the first quarter, an increase of $15.8 million, or 5 percent, compared with the same quarter of 2015. This increase was primarily attributable to higher salary expense, including the impact of one additional payroll day, and higher stock-based compensation expense.

Other operating expenses were $165.5 million in the first quarter, down $15.1 million, or 8 percent, compared with the first quarter of 2015. The decline was primarily driven by lower production-related expense due to the decline in order volume, and the impact of foreign exchange gains.

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First American Financial Reports First Quarter 2016 Results

The provision for policy losses and other claims was $50.5 million in the first quarter, or 5.5 percent of title premiums and escrow fees, compared with a 6.6 percent loss provision rate in the first quarter of 2015.

Pretax income for the Title Insurance and Services segment was $87.7 million in the first quarter, compared with $69.5 million in the first quarter of 2015. Pretax margin was 8.0 percent in the current quarter, compared with 6.8 percent last year.

Specialty Insurance

($ in millions)

	For the Three Months Ended March 31
	2016	2015

Total revenue	$103.0	$94.5

Income before taxes	$12.2	$17.2
Pretax margin	11.9%	18.2%

Total revenue for the Specialty Insurance segment was $103.0 million in the first quarter of 2016, an increase of 9 percent compared with the first quarter of 2015. The increase in revenue was primarily driven by higher premiums earned in the home warranty business line. The loss ratio in the Specialty Insurance segment was 58 percent in the current quarter, compared with 51 percent in the prior year, as a result of higher claims in both business lines. The increase in the claims rate for the home warranty business was primarily attributable to higher contract servicing costs. In the property and casualty business, the elevated claims rate was attributable to higher claims severity. As a result, the pretax margin in the current quarter declined to 11.9 percent from 18.2 percent in the first quarter of 2015.

Teleconference/Webcast

First American’s first quarter 2016 results will be discussed in more detail on Thursday, April 21, 2016, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial 201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through May 5, 2016, by dialing 201-612-7415 and using the conference ID 13634408. An audio archive of the call will also be available on First American’s investor website.

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First American Financial Reports First Quarter 2016 Results

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $5.2 billion in 2015, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2016, First American was recognized by Fortune® magazine as one of the 100 best companies to work for in America. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; the Consumer Financial Protection Bureau’s exercise of its broad rulemaking and supervisory powers; the effects of the TILA-RESPA integrated disclosure rule; regulation of title insurance rates; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; expenses of and funding obligations to the pension plan; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk mitigation efforts; systems damage, failures, interruptions and intrusions, wire transfer errors or unauthorized data disclosures; inability to realize the benefits of the company’s offshore operations; inability of the company’s subsidiaries to pay dividends or repay funds; inability to realize the benefits of, and challenges arising from, the company’s acquisition strategy; and other factors described in the company’s annual report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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First American Financial Reports First Quarter 2016 Results

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios and success ratios. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Marcus Ginnaty	Craig Barberio
Corporate Communications	Investor Relations
First American Financial Corporation	First American Financial Corporation
714-250-3298	714-250-5214

(Additional Financial Data Follows)

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First American Financial Reports First Quarter 2016 Results

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended
	March 31
	2016	2015

Total revenues	$1,201,712	$1,111,084

Income before income taxes	$75,592	$58,948
Income tax expense	22,920	21,152

Net income	52,672	37,796
Less: Net income attributable to noncontrolling interests	171	164

Net income attributable to the Company	$52,501	$37,632

Net income per share attributable to stockholders:
Basic	$0.48	$0.35
Diluted	$0.47	$0.34

Cash dividends declared per share	$0.26	$0.25

Weighted average common shares outstanding:
Basic	110,149	107,744
Diluted	110,670	109,444

Selected Title Information

Title orders opened (1)	302,900	337,000

Title orders closed (1)	193,100	207,600

Paid title claims	$56,690	$89,168

(1)	U.S direct title insurance orders only

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First American Financial Reports First Quarter 2016 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	March 31, 2016	December 31, 2015

Cash and cash equivalents	$975,883	$1,027,321
Investment portfolio	4,839,589	4,785,033
Goodwill and other intangible assets, net	1,017,003	1,012,456
Total assets	8,279,255	8,250,301
Reserve for claim losses	983,674	983,880
Notes and contracts payable	580,467	581,052
Total stockholders’ equity	$2,843,308	$2,758,502

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First American Financial Reports First Quarter 2016 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Three Months Ended March 31, 2016	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$501,914	$404,039	$97,875	$—
Agent premiums	512,245	512,245	—	—
Information and other	155,077	154,263	820	(6)
Net investment income	27,370	24,926	2,236	208
Net realized investment gains (1)	5,106	2,997	2,109	—

	1,201,712	1,098,470	103,040	202

Expenses
Personnel costs	382,712	355,080	16,779	10,853
Premiums retained by agents	405,039	405,039	—	—
Other operating expenses	186,675	165,498	14,752	6,425
Provision for policy losses and other claims	107,098	50,516	56,582	—
Depreciation and amortization	22,420	21,076	1,248	96
Premium taxes	14,377	12,941	1,436	—
Interest	7,799	645	—	7,154

	1,126,120	1,010,795	90,797	24,528

Income (loss) before income taxes	$75,592	$87,675	$12,243	$(24,326)

For the Three Months Ended March 31, 2015	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees (2)	$501,412	$411,259	$90,153	$—
Agent premiums (2)	432,920	432,920	—	—
Information and other (2)	157,147	156,383	771	(7)
Net investment income	20,558	21,774	2,001	(3,217)
Net realized investment (losses) gains (1)	(953)	(2,563)	1,610	—

	1,111,084	1,019,773	94,535	(3,224)

Expenses
Personnel costs (2)	366,123	339,238	15,625	11,260
Premiums retained by agents (2)	342,736	342,736	—	—
Other operating expenses (2)	200,158	180,599	13,091	6,468
Provision for policy losses and other claims	101,554	55,550	46,004	—
Depreciation and amortization	20,854	19,526	1,206	122
Premium taxes	13,469	12,031	1,438	—
Interest	7,242	591	—	6,651

	1,052,136	950,271	77,364	24,501

Income (loss) before income taxes	$58,948	$69,502	$17,171	$(27,725)

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in investment income.
(2)	Prior year amounts have been revised to reflect reclassifications made to certain revenues and expenses during the fourth quarter of 2015.

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First American Financial Reports First Quarter 2016 Results

First American Financial Corporation

Expense and Success Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

	For the Three Months Ended March 31
	2016	2015

Total revenues	$1,098,470	$1,019,773
Less: Net realized investment (losses) gains	2,997	(2,563)
Net investment income	24,926	21,774
Premiums retained by agents	405,039	342,736

Net operating revenues	$665,508	$657,826

Personnel and other operating expenses	$520,578	$519,837
Ratio (% net operating revenues)	78.2%	79.0%
Ratio (% total revenues)	47.4%	51.0%

Change in net operating revenues	$7,682
Change in personnel and other operating expenses	741
Success Ratio (1)	10%

(1)	Change in personnel and other operating expenses divided by change in net operating revenues

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First American Financial Reports First Quarter 2016 Results

First American Financial Corporation

Supplemental Direct Title Insurance Order Information (1)

(unaudited)

	Q116	Q415	Q315	Q215	Q115
Open Orders per Day
Purchase	1,966	1,649	2,099	2,324	2,002
Refinance	1,971	1,616	1,629	1,758	2,379
Refinance as % of residential orders	50%	49%	44%	43%	54%

Commercial	512	507	532	544	532
Default and other	435	653	596	612	612

Total open orders per day	4,885	4,424	4,856	5,238	5,525

Closed Orders per Day
Purchase	1,248	1,443	1,687	1,681	1,247
Refinance	1,206	1,112	1,152	1,420	1,471
Refinance as % of residential orders	49%	44%	41%	46%	54%

Commercial	305	341	321	325	300
Default and other	356	347	339	425	386

Total closed orders per day	3,115	3,243	3,500	3,852	3,403

Average Revenue per Order (ARPO) (2)
Purchase	$2,046	$2,053	$2,071	$2,028	$1,913
Refinance	877	867	857	865	874
Commercial	7,567	9,591	8,357	8,179	8,113
Default and other	378	152	299	222	351

Total ARPO	$1,943	$2,236	$2,077	$1,918	$1,834

Business Days	62	63	64	64	61

(1)	U.S. operations only
(2)	The amounts included in the calculation of ARPO for the first three quarters of 2015 have been revised to reflect reclassifications made to certain revenues during the fourth quarter of 2015.

Totals may not add due to rounding

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